Exhibit 4.1

4640 Admiralty Way. Suite 423
Marina del Rey, CA 90292
Phone: (877) 208-5012      (310) 230-5344

CONSULTING & COORDINATION RETAINER AGREEMENT:

This agreement supersedes any and all previously written agreements.

Stocosil Inc., a Delaware corporation with an address of 17870 Castleton St., Ste. 250, City of Industry, CA 91765 (“Company”), is intending to engage in a public offering of securities pursuant to an exemption from registration pursuant to Section 3(b) of the Securities Act of 1933, as amended (the “Act”) and Regulation A+ promulgated thereunder (the “Offering”).   Both parties may be hereinafter referred to each individually as a “Party” and collectively as the “Parties”. This Agreement supersedes and replaces any and all prior agreements between the parties.

In consideration of the premises and promises, warranties and representations herein contained, it is agreed to enter into the Consulting & Coordination Retainer Agreement (the “Agreement”) as follows.

Advisory Services

Company desires to engage the services of ASMX Capital, LLC (“ASMXC,” “we,” “our” or “us”) to consult and advise in the Offering (“Advisory Services”).  Our Advisory Services include but are not limited to (i) providing you with general financial advice and assistance concerning the Company’s business; (ii) assisting Company in analyzing the best Offering strategy for the Company; (iii) helping Company draft the offering statement and related offering circular with regard to the Offering and (iv) assisting Company with such other matters as we may agree.  Both Company and ASMXC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Retainer fees

As compensation for our Advisory Services, Company has paid ASMXC a “retainer fee” of $20,000, as of March 15, 2016 (the “Effective Date”). This retainer fee in part will fund the beginning activities in the “Coordination Services” of this Agreement (defined below). Completion of all due diligence activities for the Company is estimated to be approximately in the range of $20,000 but shall not in any event exceed $45,000.

Coordination Services

The Company also desires to engage ASMXC to provide certain ancillary support services related to the process of qualifying the Offering, preparing and dissemination of materials related to distribution effort and listing the same on the ASMX Trading System (“Coordination Services”).  These include:

·
Coordinate all due diligence 3rd party reports for full underwriting by Placement Agent
·
Arrange, coordinate and compile 3rd party due diligence reports for use by broker-dealers
·
Deliver completed due diligence packages to broker dealers as directed by Company
·
Prepare and deliver completed listing application package to ASMX Market for listing
·
Prepare and coordinate PR and marketing/advertising materials, including but not limited to website review or revamp.

Advisory and Service Fee

ASMXC shall further receive a fee (“Deferred Fee”) for its services of $100,000 payable upon escrow break during the Term (as defined below) of the minimum investment of Eleven Million Dollars (US$11,000,000), or any amount determined by both parties subsequently, pursuant to the Offering. The Deferred Fees are deferred payments for the services under this Agreement and are not commissions or other selling relating compensation.

Terminations

This Agreement will commence on the Effective Date first indicated above and continue for a period of nine (9) months.  The Agreement is renewable for consecutively six (6) month term upon mutual written agreement between the Parties.  Either Party may terminate this Agreement at any time with thirty (30) days’ written notice.  Notwithstanding expiration or termination of this Agreement, the provisions of the Agreement concerning confidentiality, indemnification, contribution, legal matters and the Company’s obligations to pay the commission fees and reimbursed expenses accrued and earned prior to termination or expiration of this Agreement (the “Term”) shall survive and remain in effect.

Terms and Conditions

In providing the services described hereunder, ASMXC will make requests for such information (including, but not limited to, the preliminary requests found on Exhibit A attached hereto) as we reasonably determine appropriate to perform these services. The Company agrees and acknowledges that ASMXC, and its employees, agents, counsel and advisors, in performance of the Advisory Services, is relying entirely on the Company to provide all information concerning itself and its business when performing the Coordination Services contemplated hereunder, and we do not assume any responsibility for the accuracy and/or completeness of the information.  Company represents that all such information provided to ASMXC is true, accurate and complete in all material respects and, to the best of Company’s knowledge does not omit any information that, with the passage of time, would cause the information provided to be inaccurate, false or incomplete.  Company shall promptly submit any additional information which supplements, corrects, amends or reflects material changes in or to any of the information previously submitted to ASMXC.

We will keep information designated confidential by Company as such and not disclose to any third party any confidential information of the Company, and will use such confidential information only in connection with this engagement; provided, however, such confidential information shall not include any information (i) already lawfully in our possession prior to the date of its disclosure to us by you, (ii) generally available to the public or (iii) which becomes available to us on a non-confidential basis from a third party who is not known to us to be bound by a confidentiality obligation with respect to such information; and provided, further, that such confidential information may be disclosed (a) to our officers, members, employees, agents, affiliates, advisors and representatives (collectively, our “Representatives”) in connection with our engagement hereunder who shall be informed of the confidential nature of this information and agree to keep such information confidential whereby a breach of such obligation by our Representatives shall be a breach by us ; (b) to any person with prior written consent of Company; or (c) if, upon the advice of counsel, we are compelled by law to disclose such information provided that we shall use reasonable effort to seek protective order from such disclosure and provide Company with an opportunity to assist in such effect.  The provisions of this paragraph shall survive for two (2) years after the expiration or termination of this Agreement.

We are an independent contractor to you and are not a fiduciary to you or your shareholders.  The Company acknowledges that it is a sophisticated business enterprise with competent financial advisors and legal counsel, and the Company has retained ASMXC for the limited purposes set forth in this Agreement.  The parties acknowledge and agree that their respective rights and obligations as set forth herein are contractual in nature.  Accordingly, the Company disclaims any intention to impose any fiduciary obligations on ASMXC by virtue of the engagement contemplated by this Agreement, and ASMXC shall not be deemed to have any fiduciary duties or obligations to any investors, the Company, any other business entities, or their respective officers, directors, shareholders, partners, members, affiliates or creditors, as a result of this Agreement or the services provided pursuant hereto.

The Company agrees to indemnify and hold harmless the ASMXC and its officers, directors, partners and employees (each an “Indemnified Party”) from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which ASMXC, or its Indemnified Parties, may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material breach of this Agreement or failure by Company to comply with state or federal securities laws applicable to the Offering, or (b) any untrue statement or alleged untrue statement of a material fact contained (i) in any offering statement by the Company related to the Offering or any post-qualification amendment thereto, any marketing material related to the Offering provided by the Company to any third party or (ii) in any document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Offering under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof, or (c) the omission or alleged omission to state a material fact required to be stated in the offering statement related to the Offering or any post-qualification amendment thereof or any marketing material related to the Offering provided by the Company to any third party to make the statements therein not misleading, and the Company will reimburse ASMXC, and its Indemnified Parties, for any legal or other expenses each may reasonably incur in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon (x) ASMXC’s gross negligence or willful misconduct or (y) an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information originated solely by ASMXC and furnished to the Company by ASMXC expressly for use in an offering statement related to the Offering or any post-qualification amendment thereof or (z) any marketing material related to the Offering provided to any third party. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any principles of conflicts of law.  The parties hereto hereby irrevocably submit to the jurisdiction of any court of the United States, or of the State of California, located in Los Angeles County, California, over any suit, action, or proceeding brought by the other party hereto arising out of or relating to this Agreement.  In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorney fees.

This Agreement contains the entire agreement between us concerning the services to be provided hereunder and supersedes any prior understanding or agreement in connection therewith.  Any amendment or waiver of any right or obligation must be in writing signed by the party against whom it is sought to be enforced.  The officers signing below are duly authorized to execute this Agreement on behalf of the Company and ASMXC and upon execution this Agreement shall be binding against the Company and ASMXC.

This Agreement may not be assigned by Company or ASMXC without the prior written consent of the other Party.  The benefits of this Agreement shall inure to the respective successors and assigns of the parties to and person indemnified under this Agreement and their successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement shall be binding upon each party’s respective successors and assigns.

Assignment

Neither party shall have the right or the power to assign any of its rights, or delegate or subcontract the performance of any of its obligations under this Agreement, without the prior written authorization of the other party, such written authorization not to be unreasonably withheld or delayed; provided, however, that the prior written authorization of the other party shall not be required for a party to assign any of its rights, or delegate or subcontract the performance of any of its obligations hereunder to an affiliate or pursuant to a sale of substantially all of the assets of the party, merger, consolidation, reorganization or other similar transaction.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first above written.

Stocosil, Inc

Signature: ____________________________                                                                                                Date:  March 24, 2016

Printed Name: _________________________

Title: ________________________________

ASMX CAPITAL LLC

By:                                                                                                                                                                              Date: ___March 24, 2016
        Mr. Weslie Johnson
        Chief Executive Officer

EXHIBIT A

Company agrees to use its reasonable efforts to continue to provide the following information as requested by ASMX Capital LLC while ASMX Capital is engaged by the Company under this Agreement.

1.
Copy of Final Business Plan / Private Placement Memorandum
2.
Copy of the Articles of Incorporation
3.
Details on Current Shareholders (Detail number of shares authorized, detailed number of shares issued and outstanding and who holds those shares).
4.
BIOGRAPHIES of each Executive Member of the Company, NO RESUMES
5.
Details on any issued options or warrants of the Company (Capitalization Table)
6.
Details on any debts of the Company
7.
Details on all Permitting, Licensing or Regulatory Approvals Required for operation
8.
Complete use of Funds Schedule
9.
Audited Financial Statements for past two years, or if not incorporated for the past two years, just back to the date of incorporation. Audited Financial Statements MUST include:
a.
Balance Sheets
b.
Profit & Loss Statements
c.
Cash Flow Statements
d.
Statements of Shareholder Equity
e.
Notes to the Financial Statements
10.
 All financials to be prepared to GAAP standards

ASMX CAPITAL

$100,000 Deferred Fee will not be paid until Stocosil Inc has reached the $11,000,000 in funding.

Stocosil, Inc.

Signature: ____________________ Date: 9/2/2016

Printed Name: Pyng Soon

Title: CEO

ASMX Capital LLC

By: ____________________ Date: 09/02//2016

Mr. Weslie Johnson
Chief Executive Officer